Exhibit 99.1

For Immediate Release

Investor Contact: Inspire Pharmaceuticals, Inc. Jenny Kobin VP, Investor Relations and Corporate Communications (919) 941-9777, Extension 219	Media Contact: BMC Communications Dan Budwick (212) 477-9007, Extension 14

INSPIRE ANNOUNCES ACHIEVEMENT OF PRIMARY ENDPOINT IN PHASE 3

TRIAL WITH DENUFOSOL FOR CYSTIC FIBROSIS

- Conference Call Scheduled for 9:00 AM ET on June 6, 2008 -

- Detailed Results to be Presented at North American Cystic Fibrosis Conference in October 2008 -

DURHAM, NC—JUNE 6, 2008—Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today top-line results from the 352-patient, double-blind, 24-week placebo-controlled portion of its Phase 3 trial (TIGER-1) with denufosol tetrasodium inhalation solution for the treatment of cystic fibrosis (CF).

The trial demonstrated statistical significance for its primary efficacy endpoint, which was the change in FEV1 (Forced Expiratory Volume in One Second) from baseline at the trial endpoint (at 24 weeks or last observation carried forward). Patients treated with denufosol had a statistically significant improvement in FEV1 compared to placebo (45 milliliter treatment group difference, p = 0.047). On average, patients on denufosol improved relative to baseline whereas patients on placebo remained essentially unchanged. The treatment effect of denufosol increased over the 24-week placebo-controlled period, and available preliminary data from approximately 210 patients who have completed the ongoing open-label safety extension (including the placebo patients switched to denufosol) suggest that FEV1 continued to improve during the extension period from weeks 24 to 48.

Secondary endpoints were also evaluated in the trial. There was a trend in differences in FEF (25%-75%) (Forced Expiratory Flow 25%-75%), a measure of small airway function, favoring denufosol over placebo (p = 0.072). There were no statistically significant differences between denufosol and placebo relative to pulmonary exacerbations. Data analysis is ongoing for various other pre-specified secondary endpoints and sub-groups.

For the 352 subjects randomized, the treatment groups were balanced with respect to key demographic and background characteristics: the mean age was approximately 14.6 years old, the mean lung function at baseline was 92% of the predicted normal value of FEV1, and the use of concomitant medications included inhaled antibiotics (37%), dornase alfa (Pulmozyme®) (77%) and oral macrolide antibiotics (40%). Approximately one-half of patients were receiving three or more pulmonary medications for the treatment of their disease during the course of this trial. This trial demonstrated that the effects of denufosol on FEV1 were beneficial in this population of patients taking multiple commonly-prescribed CF pulmonary medications.

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Denufosol was well-tolerated and had a favorable safety profile in the trial. Patient retention rates were high and similar between treatment groups with approximately 90% of patients completing the 24-week placebo-controlled portion. The incidence of adverse events in the denufosol group was comparable to placebo. As in previous trials, the most common adverse event was cough, which was similar in both groups. There were no apparent treatment effects with respect to height, weight or body mass index. The clinical laboratory profiles were similar between the groups. Seven patients withdrew due to adverse events (five denufosol and two placebo recipients).

Following the 24-week placebo-controlled period, approximately 315 patients continued into the open-label safety extension portion of the trial and approximately 213 of those patients have now completed the full trial for a total of 48 weeks. The patient discontinuation rate in the open-label safety extension is currently less than 4%.

Frank J. Accurso, M.D., Professor of Pediatrics and Cystic Fibrosis Center Director, University of Colorado and The Children’s Hospital Denver, and lead principal investigator of TIGER-1, stated “The results from this trial are exciting because they demonstrate that denufosol’s novel mechanism of action, activation of an alternative chloride channel that is treating the underlying defect, had a clinically-meaningful impact on lung function that progressively increased over time. The improvement in FEV1 was achieved on top of aggressive use of multiple concomitant medications, such as inhaled antibiotics, dornase alfa and oral macrolide antibiotics. The benefit in lung function observed in these relatively young patients, with a mean age of around 14 years, was encouraging. In particular, adolescence is an especially vulnerable time for these patients, where lung function generally declines. In this trial, denufosol had a favorable safety profile and provided benefit to CF patients.”

Robert J. Beall, Ph.D., President and CEO, Cystic Fibrosis Foundation, commented, “The data from this Phase 3 trial with denufosol are encouraging for the cystic fibrosis community because it brings us one step closer to a novel treatment that addresses the basic cystic fibrosis defect. There remains a high unmet medical need in the area of CF treatments and denufosol could be an important addition to the treatment regimen. The Foundation has worked closely with Inspire from the beginning of this program and provided funding for a key Phase 2 clinical trial. This validates our business model to support highly innovative potential new treatments for CF.”

“We are pleased that denufosol met the primary efficacy endpoint in TIGER-1 and we will continue to work toward bringing this new treatment to the cystic fibrosis community,” stated Christy L. Shaffer, Ph.D., President and CEO of Inspire. “We would like to thank the Cystic Fibrosis Foundation, the Therapeutics Development Network and all of the dedicated patients, investigators, and study coordinators who participated in TIGER-1. We also want to thank the patients’ families for their support and interest in denufosol. We plan to use the valuable information generated in this trial to further optimize TIGER-2, which began enrolling patients a few months ago.”

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Next Steps

Additional analyses are ongoing and next steps in the program will be discussed with key advisors from the CF medical community and the U.S. Food and Drug Administration (FDA). Data from this trial have yet to be reviewed by the FDA. The Company continues to expect that results from the ongoing development work including the TIGER-1 open-label safety extension, TIGER-2 (the second pivotal Phase 3 trial), and a two-year pre-clinical carcinogenicity study, will be necessary for filing a new drug application (NDA) for denufosol. Detailed data from TIGER-1 will be presented at the North American Cystic Fibrosis (NACF) conference scheduled for October 23-25, 2008 in Orlando, Florida. The results from the ongoing open-label extension phase of TIGER-1, in which all patients are receiving denufosol, are expected to be available in the first quarter of 2009.

Conference Call

Inspire will host a conference call and live webcast to discuss the TIGER-1 results today, June 6, 2008 at 9:00 a.m. ET. To access the conference call, U.S. participants may call (877) 648-7970 and international participants may call (706) 902-0415. The conference ID number is 50926500. A live webcast and replay of the call will be available on Inspire’s website at www.inspirepharm.com. A telephone replay of the conference call will be available until June 20, 2008. To access this replay, U.S. participants may call (800) 642-1687 and international participants may call (706) 645-9291. The conference ID number for the replay is also 50926500.

About Denufosol Tetrasodium

Based on pre-clinical and clinical work, denufosol tetrasodium has several pharmacological actions contributing to its mechanism of action: hydration of the airways by stimulating chloride and liquid secretions on the epithelial cell surface; inhibition of epithelial sodium absorption; enhancement of ciliary beat frequency; and stimulation of mucin secretion. Denufosol for the treatment of cystic fibrosis has been granted Fast Track designation and orphan drug status in the United States by the FDA and orphan drug designation in Europe by the European Medicines Agency (EMEA). Inspire holds world-wide rights for denufosol.

About TIGER-1

TIGER-1 (08-108) is the first of two planned pivotal Phase 3 trials with denufosol for the treatment of cystic fibrosis. TIGER-1 included a 24-week placebo-controlled portion, followed by a 24-week open-label safety extension, which is ongoing. The placebo-controlled portion was a double-blind, randomized trial comparing 60 mg of denufosol to placebo, administered three times daily by jet nebulizer, in 352 patients with mild cystic fibrosis lung disease (baseline FEV1 ≥ 75% of predicted normal).

About Cystic Fibrosis

Cystic fibrosis is a life-threatening disease involving a genetic mutation that disrupts the cystic fibrosis transmembrane regulator (CFTR) protein, resulting in poorly hydrated, thickened mucous secretions in the lungs, as well as severely impaired mucociliary clearance. According to the U.S. Cystic Fibrosis Foundation (CFF), there are approximately 30,000 cystic fibrosis

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patients in the United States and the median life expectancy for patients is approximately 37 years (CFF Patient Registry Annual Data Report 2006).

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products for diseases in the ophthalmic and respiratory areas. Inspire is currently developing products for dry eye, cystic fibrosis and glaucoma. Inspire employs a U.S. sales force for the promotion of AzaSite® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCI ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Elestat and Restasis are registered trademarks owned by Allergan, Inc. AzaSite is a registered trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurance can be made with respect to the increased treatment effect of denufosol on FEV1 over the entire course of the ongoing 24-week open-label safety extension; the timing or outcome of the data analysis for other secondary endpoints; the timing or outcome of the TIGER-1 open-label safety extension; the timing, optimization, or outcome of the TIGER-2 trial; the ability of the results of the TIGER-1 trial to bring Inspire closer to a novel treatment that addresses the basic cystic fibrosis defect; potential approval of denufosol; the importance of denufosol as an additional treatment to the CF treatment regimen; the time, monetary, personnel or other commitment Inspire will make towards bringing denufosol as a possible new treatment to the cystic fibrosis community; timing or outcome of discussions with key CF advisors and members of the FDA; timing or outcome of the two-year carcinogenicity study; the requirements for the filing of a NDA for denufosol; the ability to present additional data at the North American Cystic Fibrosis conference or elsewhere; the amount of outcome of TIGER-1 data presented at the North American Cystic Fibrosis conference or elsewhere; the number of necessary phase 3 pivotal trials with denufosol. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797